APPROVAL OF CHANGE TO INVESTMENT OBJECTIVE
AND ELIMINATION OF CONCENTRATION POLICY

Suggested resolutions:

RESOLVED:
That the Board of Directors, including a majority of the Directors who are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”), hereby approve a change in the Fund’s investment objective to “total return consistent with dependable, but not assured, cash flow, subject to approval by the Fund’s shareholders; and further

RESOLVED:	That such change in the Fund’s fundamental investment objective be submitted to the Fund’s shareholders for their approval at the Meeting of Shareholders (the “Meeting”); and further

RESOLVED:
That the Board of Directors, including a majority of the Directors who are not interested persons of the Fund, hereby approve the elimination of the Fund’s current concentration policy requiring that the Fund invest greater than 25% of its total assets in the real estate industry; and further

RESOLVED:	That such elimination of the Fund’s concentration policy be submitted to the Fund’s shareholders for their approval at the Meeting of Shareholders (the “Meeting”); and further

RESOLVED:	That, after such approval, the foregoing amended fundamental investment policy be implemented at such time that the Fund’s officers deem appropriate; and further

RESOLVED:	That the deletion of the following non-fundamental investment policies be, and hereby is approved:

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POLICIES AND LIMITATIONS. Under normal market conditions, the Fund invests at least 90% of its total assets in income-producing common equity securities, preferred equity securities, securities convertible into equity securities and non-convertible debt securities issued by Real Estate Companies.  Under normal conditions,   the Fund   invests   at least 75% of its   total   assets in income-producing equity securities issued by REITs.

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SECURITIES OF REAL ESTATE COMPANIES.  The Fund normally invests at least 80% of its Assets in securities of Real Estate Companies.  If because of market action, the Fund falls out of compliance with this policy, it will make future investments in such a manner as to bring the Fund back into compliance with the policy.  Although this is a non-fundamental policy, the Board will not change this policy without at least 60 days' notice to the Fund's  stockholders. As used in this policy, Assets means net assets plus the amount of any borrowing for investment purposes.

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FOREIGN SECURITIES. The Fund may not invest more than 10% of the value of its total assets in securities of non-U.S.  issuers  located in countries considered by NB Management to be  industrialized,  which securities may be U.S. dollar-denominated or denominated in a currency other than the U.S. dollar. This policy does not limit investment in American Depositary Receipts ("ADRs") and similar instruments denominated in U.S. dollars, where the underlying security may be denominated in a foreign currency.

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SHORT SALES AND DERIVATIVES. The Fund will not enter into short sales or invest in derivatives, except for interest rate hedging purposes as described in this Prospectus in connection with interest rate swap and interest rate cap transactions, futures and options on futures.; and

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INVESTMENTS IN ANY ONE ISSUER.  At the close of each quarter of the Fund's taxable year, (i) no more than 25% of the value of its total assets may be invested in the securities of a single issuer and (ii) with regard to 50% of the value of its total assets, no more than 5% of the value of its total assets may be invested in the securities of a single issuer and the Fund may not hold more than 10% of an issuer's outstanding voting securities. These limitations do not apply to U.S. Government securities,  as  defined  for tax  purposes,  or securities  of  another  regulated  investment  company  ("RIC"),  as defined in Subchapter M of the Internal Revenue Code of 1986, as amended ("Code").

and further;

RESOLVED:	That the elimination of such non-fundamental investment policies be implemented at such time that the Fund’s officers deem appropriate; and further

RESOLVED:
That the appropriate officers of the Fund be, and they hereby are, authorized and directed to take all actions, in the name of the Fund and on its behalf, as they, or any of them, in his or her sole discretion, may determine to be necessary or appropriate to carry out the intents and purposes of the foregoing votes, the taking of such actions to be deemed conclusive evidence of said officer’s authority.